     NEWS RELEASE

Allegheny Technologies Incorporated	Investor Contact:	Media Contact:
Corporate Headquarters	Scott A. Minder	Natalie Gillespie
1000 Six PPG Place	412-395-2720	412-394-2850
Pittsburgh, PA 15222-5479 U.S.A.	scott.minder@atimetals.com	natalie.gillespie@atimetals.com
www.ATImetals.com

ATI Announces Second Quarter 2020 Results

•Sales of $770 million
•Business segment operating profit of $27.3 million, or 3.5% of sales
•Net loss attributable to ATI of $422.6 million, or $(3.34) per share, includes $420 million in after-tax charges for goodwill impairment, debt extinguishment, restructuring and income tax valuation allowances
◦Adjusted net loss of $2.3 million, or $(0.02) per share
◦Adjusted EBITDA of $57.6 million, or 7.5% of sales
•$539 million of cash at June 30, $1 billion total liquidity
•Increased 2020 cost savings targets by $25 million vs. previous estimates

PITTSBURGH--(BUSINESS WIRE)--August 4, 2020--Allegheny Technologies Incorporated (NYSE: ATI) reported second quarter 2020 results, with sales of $770 million and a net loss attributable to ATI of $422.6 million, or $(3.34) per share. Second quarter 2020 results include $328 million of pretax charges:
•$287 million for goodwill impairment,
•$22 million for debt extinguishment on $203 million, or 71%, of the 2022 convertible notes' principal balance,
•$17 million in restructuring charges for hourly and salary employee severance, and
•$2 million of severance charges at our A&T Stainless joint venture.
Second quarter 2020 results also include a $99 million deferred tax asset valuation allowance. Adjusted net loss attributable to ATI was $2.3 million, or $(0.02) per share excluding these items. Adjusted EBITDA was $57.6 million, or 7.5% of sales for the second quarter 2020.
For the second quarter 2019, sales were $1.1 billion and net income attributable to ATI was $75.1 million, or $0.54 per share. Results in 2019 included $40 million of sales and minimal segment operating profit related to divested businesses. On an adjusted basis, second quarter 2019 net income attributable to ATI was $55.0 million, or $0.40 per share. Adjusted EBITDA for the prior year quarter was $149.1 million, or 13.8% of sales.
“Despite steep demand declines in a majority of our markets, ATI delivered adjusted second quarter results that exceeded initial expectations," said Robert S. Wetherbee, President and CEO. "Our team acted immediately in response to the urgent situation brought on by the global pandemic, taking major steps to align our cost structure to match new demand expectations. Our commitment to keeping employees safe - and their extraordinary support for each other's health and safety - has allowed us to continue to deliver to our customers while proactively reducing working capital and operating our facilities in an increasingly efficient manner," said Wetherbee. The Company completed additional workforce right-sizing actions during the second quarter. As a result, ATI now expects to exceed the previously announced cost savings target by at least $25 million, generating between $140 million and $160 million of cost reductions in the 2020 calendar year.
We maintained our solid cash and liquidity positions and opportunistically enhanced our capital structure by extending the maturity of our convertible notes while reducing cash interest expense and decreasing future shareholder dilution. We remain committed to a strong balance sheet, with no near-term debt maturities, to ensure that we can emerge from this crisis as a stronger, more focused ATI."

Operating Results by Segment

	Three months ended
High Performance Materials & Components (HPMC)	June 30	March 31	June 30
($ millions)	2020	2020	2019
Sales	$300.7	$420.3	$533.1

Segment Operating Profit	$9.2	$57.1	$78.4
% of Sales	3.1%	13.6%	14.7%
•HPMC sales decreased 44% in the second quarter 2020 year-over-year and decreased by 39% excluding sales from the recently divested titanium investment castings and industrial forgings businesses. Sales to the commercial aerospace market were down 50%, or 47% excluding 2019 divested businesses. Sales to the defense markets were 35% higher, or 49% higher excluding 2019 divestitures. In the second quarter 2020, 84% of segment sales were to the aerospace and defense markets, with next-generation jet engine products sales representing 41% of total HPMC jet engine product sales.
•HPMC operating profit was $9.2 million, or 3.1% of sales. Lower overall demand and reduced asset utilization rates negatively impacted operating margins.
•Restructuring charges required to reduce employment levels by over 550, or more than 10% of segment employees, due to reduced customer demand were excluded from HPMC segment results.

	Three months ended
Advanced Alloys & Solutions (AA&S)	June 30	March 31	June 30
($ millions)	2020	2020	2019
Sales	$469.6	$535.2	$547.3

Segment Operating Profit	$18.1	$24.1	$36.1
% of Sales	3.9%	4.5%	6.6%
•AA&S second quarter 2020 sales were 14% lower compared to the prior year's quarter, and 12% lower than the first quarter 2020. Defense sales were 13% higher, while commercial aerospace sales declined 21%, compared to the second quarter 2019. Total sales to all energy markets, including oil & gas, hydrocarbon and chemical processing, and electrical energy, were 20% lower compared to the prior year period.
•AA&S segment operating profit was $18.1 million, or 3.9% of sales. Results at our Specialty Alloys & Components business improved year-over-year primarily due to Defense sales. Compared to the prior year period, AA&S 2020 segment results reflect lower retirement benefit expense of approximately $5 million each quarter.
•Second quarter AA&S segment results include $2.2 million of losses from the A&T Stainless joint venture operations, which remained unprofitable due to Section 232 tariffs. As previously disclosed, the joint venture idled production at its' Midland, PA facility in July 2020 due to a lack of relief from Section 232 tariffs. A second quarter 2020 severance charge for the A&T Stainless joint venture was excluded from segment results.

Corporate Items and Cash
•Corporate expenses in the second quarter 2020 were $7.7 million, or $10.3 million lower than the prior year period, primarily due to lower incentive compensation expense based on expected performance versus targeted metrics, and lower expenses resulting from cost reduction actions.
•In the second quarter 2020, due to demand disruptions to the global commercial aerospace market resulting from the COVID-19 pandemic and changes in near-term demand requirements of aero-engine and airframe markets, ATI conducted an interim test for goodwill impairment at its Forged Products operations, and recognized a $287 million goodwill impairment charge for the partial impairment of goodwill, while retaining $173 million of goodwill for this profitable business with good long-term growth prospects.
•A $16.7 million restructuring charge for voluntary and involuntary severance programs was recorded in the second quarter 2020. Costs for this program are expected to be paid through mid-2021 based on the timing of the benefits provided.
•Closed operations and other expenses in the second quarter 2020 were a $2.4 million benefit, compared to $7.9 million of expense in the second quarter 2019. The second quarter of 2020 benefited by approximately $4 million from settlements of contract indemnity obligations, along with foreign currency gains and lower legal, environmental, and retirement benefit costs of closed operations, compared to the prior year period.
•ATI recorded a $99 million valuation allowance on its U.S. deferred tax assets, due to being in a cumulative loss position as of June 30, 2020. Excluding the income tax valuation allowance, ATI reported a 2% effective tax rate benefit for the second quarter 2020. Due to ongoing global economic uncertainty, the Company is unable to project a full-year 2020 effective tax rate. ATI does not expect to pay any significant U.S federal or state income taxes for the next several years due to net operating loss carryforwards.
•Cash on hand at June 30, 2020 was $539.1 million, which included a second quarter 2020 $164.3 million use of cash in financing activities. During the second quarter, ATI repaid $300 million of borrowings, outstanding for 30 days, under the revolving credit portion of the Company's asset-based lending (ABL) credit facility, and borrowed $100 million under the ABL Term Loan facility, which is due in September 2024. At June 30, 2020 available additional liquidity under the ABL was approximately $460 million.
•In June 2020, ATI issued $285 million of 3.5% senior unsecured convertible notes due 2025, and used the majority of the proceeds to repurchase approximately $203 million of the outstanding principal balance of its 2022 convertible notes. A $21.5 million debt extinguishment charge was recognized for this action. The 2025 convertible notes are convertible into ATI stock at $15.49 per share, and ATI purchased a call spread for $19.0 million that effectively increases the conversion price to $19.76 per share. Total annual cash interest expense is expected to be lower as a result of these actions.
•For the three months ended June 30, 2020, in line with our expectations, cash provided by operating activities was $101.0 million, including $28.2 million from reductions in managed working capital. Cash used in investing activities was $36.6 million, primarily related to capital expenditures.

Outlook
"We anticipate the current challenging and uncertain economic conditions to persist for at least the balance of 2020 due to the ongoing COVID-19 pandemic. We are taking significant steps to help mitigate the negative impacts on our financial results while ensuring a strong balance sheet and preserving free cash flows," said Wetherbee. "We didn't create this crisis, but we intend to emerge from it a stronger, more focused company when business conditions normalize and return to growth likely in 2021 and more meaningfully in 2022 and beyond."

Allegheny Technologies will conduct a conference call with investors and analysts on Tuesday, August 4, 2020, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) business and economic disruptions associated with the currently ongoing COVID-19 pandemic or other similar widespread public health crises that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2019, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Solving the World’s Challenges through Materials Science
ATI (NYSE: ATI) is a $4 billion global manufacturer solving the world’s most difficult challenges through materials science; advanced, integrated process technologies; and relentlessly innovative people.

We serve customers whose demanding applications need to fly higher, dig deeper, stand stronger, and last longer— anywhere on, above, or below the earth. We partner to create new specialty materials in forms that deliver ultimate performance and long-term value in applications like jet engine forgings and 3D-printed aerospace components. We produce powders for forging and additive manufacturing; rolled materials, and finished components. Our specialty materials withstand extremes of temperature, stress and corrosion to improve and protect human lives every day. Learn more at ATIMetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2020	2020	2019	2020	2019

Sales	$770.3	$955.5	$1,080.4	$1,725.8	$2,085.2

Cost of sales	695.6	820.7	902.7	1,516.3	1,776.4
Gross profit	74.7	134.8	177.7	209.5	308.8

Selling and administrative expenses	44.4	58.4	67.7	102.8	135.7
Impairment of goodwill	287.0	—	—	287.0	—
Restructuring charges	16.7	8.0	—	24.7	—
Operating (loss) income	(273.4)	68.4	110.0	(205.0)	173.1
Nonoperating retirement benefit expense	(11.2)	(11.2)	(18.4)	(22.4)	(36.7)
Interest expense, net	(21.7)	(21.9)	(25.9)	(43.6)	(50.7)
Debt extinguishment charge	(21.5)	—	—	(21.5)	—
Other income (expense), net	0.5	(0.9)	18.6	(0.4)	15.7
(Loss) income before income taxes	(327.3)	34.4	84.3	(292.9)	101.4
Income tax provision	92.6	10.8	5.8	103.4	6.6
Net (loss) income	$(419.9)	$23.6	$78.5	$(396.3)	$94.8
Less: Net income attributable to noncontrolling interests	2.7	2.5	3.4	5.2	4.7
Net (loss) income attributable to ATI	$(422.6)	$21.1	$75.1	$(401.5)	$90.1

Basic net (loss) income attributable to ATI per common share	$(3.34)	$0.17	$0.60	$(3.18)	$0.72

Diluted net (loss) income attributable to ATI per common share	$(3.34)	$0.16	$0.54	$(3.18)	$0.66

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2020	2020	2019	2020	2019
Sales:
High Performance Materials & Components	$300.7	$420.3	$533.1	$721.0	$1,029.7
Advanced Alloys & Solutions	469.6	535.2	547.3	1,004.8	1,055.5

Total external sales	$770.3	$955.5	$1,080.4	$1,725.8	$2,085.2

Segment operating profit:

High Performance Materials & Components	$9.2	$57.1	$78.4	$66.3	$130.1
% of Sales	3.1%	13.6%	14.7%	9.2%	12.6%

Advanced Alloys & Solutions	18.1	24.1	36.1	42.2	46.1
% of Sales	3.9%	4.5%	6.6%	4.2%	4.4%

Total segment operating profit	27.3	81.2	114.5	108.5	176.2
% of Sales	3.5%	8.5%	10.6%	6.3%	8.5%

LIFO and net realizable value reserves	—	—	—	—	(0.1)
Corporate expenses	(7.7)	(12.8)	(18.0)	(20.5)	(34.6)
Closed operations and other income (expense)	2.4	(6.6)	(7.9)	(4.2)	(11.0)
Restructuring and other charges	(16.7)	(8.0)	—	(24.7)	—
Impairment of goodwill	(287.0)	—	—	(287.0)	—
Joint venture restructuring charges	(2.4)	—	—	(2.4)	—
Gain on asset sales	—	2.5	21.6	2.5	21.6
Debt extinguishment charge	(21.5)	—	—	(21.5)	—
Interest expense, net	(21.7)	(21.9)	(25.9)	(43.6)	(50.7)

(Loss) income before income taxes	$(327.3)	$34.4	$84.3	$(292.9)	$101.4

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	June 30	December 31
	2020	2020
ASSETS

Current Assets:
Cash and cash equivalents	$539.1	$490.8
Accounts receivable, net of allowances for doubtful accounts	483.6	554.1
Short-term contract assets	41.6	38.5
Inventories, net	1,103.5	1,155.3
Prepaid expenses and other current assets	33.8	64.3
Total Current Assets	2,201.6	2,303.0

Property, plant and equipment, net	2,455.0	2,450.1
Goodwill	236.4	525.8
Other assets	276.4	355.7

Total Assets	$5,169.4	$5,634.6

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$275.8	$521.2
Short-term contract liabilities	109.8	78.7
Short-term debt and current portion of long-term debt	12.8	11.5
Other current liabilities	216.0	237.8
Total Current Liabilities	614.4	849.2

Long-term debt	1,516.9	1,387.4
Accrued postretirement benefits	303.9	312.5
Pension liabilities	685.0	731.5
Other long-term liabilities	206.9	160.8
Total Liabilities	3,327.1	3,441.4

Total ATI stockholders' equity	1,735.3	2,090.1
Noncontrolling interests	107.0	103.1
Total Equity	1,842.3	2,193.2

Total Liabilities and Equity	$5,169.4	$5,634.6

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Six Months Ended
	June 30	June 30
	2020	2019

Operating Activities:
Net (loss) income	$(396.3)	$94.8

Depreciation and amortization	72.9	77.6
Deferred taxes	98.1	2.7
Impairment of goodwill	287.0	—
Debt extinguishment charge	21.5	—
Net gain from disposal of property, plant and equipment	(2.5)	(28.3)
Loss from sale of businesses	—	7.7
Change in managed working capital	(106.5)	(158.8)
Change in retirement benefits	(17.0)	(34.2)
Accrued liabilities and other	28.4	(65.9)
Cash used in operating activities	(14.4)	(104.4)
Investing Activities:
Purchases of property, plant and equipment	(66.0)	(51.3)
Proceeds from sale of businesses, net of transaction costs	—	33.4
Proceeds from disposal of property, plant and equipment	3.2	29.4
Other	1.0	(0.1)
Cash (used in) provided by investing activities	(61.8)	11.4
Financing Activities:
Borrowings on long-term debt	385.0	—
Payments on long-term debt and finance leases	(207.2)	(3.3)
Net borrowings under credit facilities	0.7	5.4
Purchase of convertible note capped call	(19.0)	—
Debt issuance costs	(8.1)	—
Debt extinguishment charge	(19.1)	—
Taxes on share-based compensation and other	(7.8)	(9.9)
Cash provided by (used in) financing activities	124.5	(7.8)
Increase (decrease) in cash and cash equivalents	48.3	(100.8)
Cash and cash equivalents at beginning of period	490.8	382.0
Cash and cash equivalents at end of period	$539.1	$281.2

Allegheny Technologies Incorporated and Subsidiaries
Revenue by Market
(Unaudited, dollars in millions)

	Three Months Ended				Six Months Ended
	June 30		June 30		June 30		June 30
	2020		2019		2020		2019
Market
Aerospace & Defense:
Jet Engines	$157.8	20%	$321.2	30%	$430.0	25%	$613.6	30%
Airframes	117.5	15%	178.3	16%	252.4	15%	336.1	16%
Government Aerospace & Defense	90.3	12%	72.7	7%	175.7	10%	148.1	7%
Total Aerospace & Defense	$365.6	47%	$572.2	53%	$858.1	50%	$1,097.8	53%
Energy*	167.5	22%	213.4	20%	338.1	20%	381.9	18%
Automotive	50.8	7%	73.6	7%	127.3	7%	150.5	7%
Food Equipment & Appliances	47.2	6%	49.6	5%	97.6	6%	102.8	5%
Electronics/Computers/Communications	39.5	5%	38.1	3%	72.7	4%	72.2	4%
Construction/Mining	34.8	4%	52.6	5%	78.4	4%	110.5	5%
Medical	29.9	4%	42.4	4%	68.5	4%	88.5	4%
Other	35.0	5%	38.5	3%	85.1	5%	81.0	4%
Total	$770.3	100%	$1,080.4	100%	$1,725.8	100%	$2,085.2	100%

*Includes the oil & gas, hydrocarbon and chemical processing, and electrical energy markets.

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2020	2020	2019	2020	2019
Percentage of Total ATI Sales
High-Value Products
Nickel-based alloys and specialty alloys	30%	32%	33%	31%	32%
Titanium and titanium-based alloys	19%	17%	18%	18%	18%
Precision forgings, castings and components	14%	16%	19%	15%	19%
Precision rolled strip products	12%	12%	10%	12%	11%
Zirconium and related alloys	8%	7%	6%	8%	6%
Total High-Value Products	83%	84%	86%	84%	86%
Standard Products
Standard stainless products	17%	16%	14%	16%	14%
Grand Total	100%	100%	100%	100%	100%

Note: Hot-Rolling and Processing Facility conversion service sales in the AAS segment are excluded from this presentation.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2020	2020	2019	2020	2019
Numerator for Basic net (loss) income per common share -
Net (loss) income attributable to ATI	$(422.6)	$21.1	$75.1	$(401.5)	$90.1
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	—	2.3	3.2	—	6.5
3.5% Convertible Senior Notes due 2025	—	—	—	—	—
Numerator for Diluted net (loss) income per common share -
Net (loss) income attributable to ATI after assumed conversions	$(422.6)	$23.4	$78.3	$(401.5)	$96.6

Denominator for Basic net (loss) income per common share -
Weighted average shares outstanding	126.6	126.1	125.9	126.4	125.7
Effect of dilutive securities:
Share-based compensation	—	0.4	0.6	—	0.6
4.75% Convertible Senior Notes due 2022	—	19.9	19.9	—	19.9
3.5% Convertible Senior Notes due 2025	—	—	—	—	—
Denominator for Diluted net (loss) income per common share -
Adjusted weighted average shares assuming conversions	126.6	146.4	146.4	126.4	146.2

Basic net (loss) income attributable to ATI per common share	$(3.34)	$0.17	$0.60	$(3.18)	$0.72

Diluted net (loss) income attributable to ATI per common share	$(3.34)	$0.16	$0.54	$(3.18)	$0.66

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	June 30	December 31
	2020	2019

Accounts receivable	$483.6	$554.1
Short-term contract assets	41.6	38.5
Inventory	1,103.5	1,155.3
Accounts payable	(275.8)	(521.2)
Short-term contract liabilities	(109.8)	(78.7)
Subtotal	1,243.1	1,148.0

Allowance for doubtful accounts	4.5	4.6
LIFO reserve	(47.6)	(33.6)
Inventory reserves	129.6	104.1
Managed working capital	$1,329.6	$1,223.1

Annualized prior 3 months sales	$3,081.2	$4,074.4

Managed working capital as a
% of annualized sales	43.2%	30.0%

June 30, 2020 change in managed
working capital	$106.5

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	June 30	December 31
	2020	2019

Total debt (a)	$1,596.1	$1,411.2
Less: Cash	(539.1)	(490.8)
Net debt	$1,057.0	$920.4

Net debt	$1,057.0	$920.4
Total ATI stockholders' equity (b)	1,686.6	2,090.1
Net ATI capital	$2,743.6	$3,010.5

Net debt to ATI capital	38.5%	30.6%

Total debt (a)	$1,596.1	$1,411.2
Total ATI stockholders' equity (b)	1,686.6	2,090.1
Total ATI capital	$3,282.7	$3,501.3

Total debt to total ATI capital	48.6%	40.3%

(a) Excludes debt issuance costs for both periods. The June 30, 2020 debt balance presented in the table includes $50.3 million recorded in stockholders' equity for a portion of the 2025 Convertible Notes due to the flexible settlement feature of the notes.
(b) The June 30, 2020 balance presented excludes $48.7 million recorded in stockholders' equity for a portion of the 2025 Convertible Notes, net of debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated August 4, 2020:

	Three Months Ended
	June 30, 2020	June 30, 2019

Net (loss) income attributable to ATI	$(422.6)	$75.1
Adjust for special items:
Impairment of goodwill, net of tax (a)	281.4	—
Restructuring, net of tax (b)	16.4	—
Joint venture restructuring charge, net of tax (c)	2.4	—
Debt extinguishment charge, net of tax (d)	21.1	—
Income tax valuation allowance (e)	99.0	—
Gain on sale of oil & gas rights (f)	—	(27.3)
Loss on sale of industrial forgings business (g)	—	7.2
Net (loss) income attributable to ATI excluding special items	$(2.3)	$55.0

	Per Diluted Share *	Per Diluted Share *

Net (loss) income attributable to ATI	$(3.34)	$0.54
Adjust for special items:
Impairment of goodwill, net of tax (a)	2.22	—
Restructuring, net of tax (b)	0.13	—
Joint venture restructuring charge, net of tax (c)	0.02	—
Debt extinguishment charge, net of tax (d)	0.17	—
Income tax valuation allowance (e)	0.78	—
Gain on sale of oil & gas rights (f)	—	(0.19)
Loss on sale of industrial forgings business (g)	—	0.05
Net (loss) income attributable to ATI excluding special items	$(0.02)	$0.40

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Three Months Ended
	June 30, 2020	June 30, 2019
Net (loss) income	$(419.9)	78.5
(+) Depreciation and Amortization	35.6	38.9
(+) Interest Expense	21.7	25.9
(+) Income Tax Provision	92.6	5.8
(+) Debt extinguishment charge (d)	21.5	—
(+) Impairment of goodwill (a)	287.0	—
EBITDA	38.5	149.1

Adjustments:
(+) Restructuring charge (b)	16.7	—
(+) Joint venture restructuring charge (c)	2.4	—
Adjusted EBITDA	57.6	149.1

* Presentation of adjusted results per diluted share includes the effects of convertible debt, if dilutive.

(a) Second quarter 2020 results include a $287.0 million pre-tax goodwill impairment charge to write-off a portion of the Company's goodwill related to its Forged Products reporting unit.
(b) Second quarter 2020 results include a $16.7 million pre-tax restructuring charge related to severance charges for involuntary reductions and voluntary retirement incentive programs for the HPMC segment.
(c) Second quarter 2020 results include a $2.4 million pre-tax charge for ATI's 50% portion of severance charges recorded by the Allegheny & Tsingshan Stainless joint venture.
(d) Second quarter 2020 results include a $21.5 million pre-tax debt extinguishment charge for the partial redemption of the $287.5 million, 4.75% Convertible Notes due 2022.
(e) Second quarter 2020 results include a $99.0 million discrete tax charge related to deferred tax valuation allowances due to re-entering a three-year cumulative loss condition for U.S. Federal and state jurisdictions.
(f) Second quarter 2019 results include a $29.3 million pre-tax gain on the sale of oil & gas rights in New Mexico.
(g) Second quarter 2019 results include a $7.7 million pre-tax loss on the sale of the industrial forgings business, including $10.4 million of allocated goodwill.

Adjusted Sales Information

		Industrial Forgings and
	Reported	Cast Products Businesses	Adjusted

HPMC Sales- Q2 2020	$300.7	$—	$300.7
HPMC Sales- Q2 2019	533.1	(40.1)	493.0
Percentage Change	(43.6)%		(39.0)%

HPMC Commercial Aerospace Market Sales- Q2 2020	$203.4	$—	$203.4
HPMC Commercial Aerospace Market Sales- Q2 2019	408.9	(27.7)	381.2
Percentage Change	(50.3)%		(46.6)%

HPMC Government Aerospace & Defense Market Sales- Q2 2020	$48.6	$—	$48.6
HPMC Government Aerospace & Defense Market Sales- Q2 2019	36.0	(3.3)	32.7
Percentage Change	35.0%		48.6%

Adjusted Sales metrics are non-GAAP measures that exclude the impacts of divestitures. These measures are utilized by management to evaluate underlying business trends of the ongoing businesses.